Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Seaspan Corporation

We consent to the incorporation by reference in the registration statements on Form F-3 (File Nos. 333-180895; 333-195571; 333-200639; 333-211545; 333-220176; 333-224288), Form F-3D (File Nos. 333-151329; 333-202698; 333-224291) and Form S-8 (File Nos. 333-173207; 333-189493; 333-200640; 333-212230; 333-222216) of Seaspan Corporation of our report dated February 16, 2018 with respect to the consolidated balance sheets of Greater China Intermodal Investments LLC as of December 31, 2017 and 2016, and the related consolidated statements of net income and comprehensive income, members’ equity and cash flows for each of the years in the three-year period ended December 31, 2017, which report appears in this Report of Foreign Private Issuer on Form 6-K.

/s/ KPMG LLP

Chartered Professional Accountants

June 15, 2018

Vancouver, Canada